Exhibit 14

ON Semiconductor” . CODE OF BUSINESS CONDUCT i

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LETTER FROM OUR PRESIDENT AND CEO

January 25, 2012 To My Fellow Employees, At ON Semiconductor, our ethical foundation incorporates our core values of respect, integrity and initiative. As employees, we play a key role in maintaining our Company’s commitment to an ethical workplace. The document that best exemplifies this commitment is our Code of Business Conduct (“our Code”). Every two years, we are asked to acknowledge our Code. Whether we’re faced with challenging economic times or experiencing robust growth in the market, at ON Semiconductor, we will always maintain an unwavering focus on ethical conduct and compliance with the law. By acknowledging our Code, we agree to follow the same ethical standards as our fellow coworkers, allowing us to move forward with the same mindset. These ethical standards enable us to maintain the trust of our customers, suppliers, partners, fellow employees and regulators, while also sustaining our fundamental value commitment to our shareholders. Our Code outlines the broad principles of legal and ethical business conduct embraced by our Company. It also discusses the resources available for us to raise issues and questions. Where allowed by local law, you may make reports anonymously using our Compliance and Ethics Hotline. Our Company takes every effort to protect the confidentiality of those making reports. Please note that our Code does not cover all of the legal or ethical situations that we might face. Rather, it embodies ethical guidelines for each of us to apply in our day-to-day business dealings, as well as personal activities that relate to our Company. Our Code also summarizes many of the laws that we must all know and follow in the locations where we conduct business. Each of us has a responsibility to comply with our Code. We are all proud of our Company, its products, its reputation and its commitment to doing business with honesty and integrity. We also take pride in our dedication to ethical conduct. Two years ago, we each signed an acknowledgment that we had taken the time to read our Code and participated in the related training to help us maintain our high standards. Please join me in a renewed commitment to achieve 100 percent acknowledgment of our Code this year. This process is one of the many ways ON Semiconductor distinguishes itself as a company committed to upholding an ethical environment.

iii CORE VALUES INTRODUCTION 2 Core Values 2 Integrity 2 2 Respect 2 Initiative Purpose of Our Code of Business Conduct Responsibility and Accountability Additional 4 Responsibilities of Managers Audits, Investigations and Disciplinary Action HOW TO GET HELP 6 Core Values 7 Reporting Concerns 8 Retaliation SHAREHOLDERS 10 Protecting ON Semiconductor Assets 11 Confidential and Proprietary Information 12 Social Media and Internet Use Inside Information and Securities Trading Accuracy of Company Records 15 Providing Financial Information 15 Special Responsibility 16 Recording and Retaining Business Communications EMPLOYEES AND DIRECTORS OF ON SEMICONDUCTOR 18 Constant Respect Harassment Safety and Health CUSTOMERS AND CONSUMERS Product Quality and Safety Sales and Marketing Customer Confidential Information 22 Government Customers BUSINESS PARTNERS 24 Doing Business with Others 24 Agents and Consultants 24 Subcontractors 24 Joint Ventures and Alliances 25 Purchasing Practices 25 Business Partner Confidential Information COMPETITORS 27 Competitive Information 28 Fair Competition and Antitrust COMMUNITIES 30 Community Service 30 Personal Community Activities 30 ON Semiconductor Political Activities 31 Environment 32 Communicating with External Audiences GOVERNMENTS Anti-Corruption Laws Crossing National Borders Economic Sanctions and Boycotts CONFLICTS OF INTEREST General Guidance 38 Outside Employment Board Memberships Family Members and Close Personal Relationships Loans to Employees and Directors 40 Investments Corporate Opportunities Gifts and Entertainment Gifts and Entertainment Received by Employees and Directors of ON Semiconductor Gifts and Entertainment Given by or Provided by ON Semiconductor 43 Travel 43 Acceptance of Travel Expenses 43 Providing Travel 43 Waivers of the Code of Business Conduct Interpretations ON Semiconductor Employee and Director Acknowledgement Form Code of Business Conduct ADDENDUM AT&T Access Codes for Selected Countries and Regions ii

CORE VALUES Integrity Respect Initiative We are a performance-based company committed to profitable growth, world class operating results, benchmark quality and delivering superior customer and shareholder value. We must all practice these core values to make ON Semiconductor a great place to work.

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Introduction Times will change. Our products will change. Our people will change. Our customers will change. What will not change is our commitment to our core values. Core Values

Our core values define who we are as individuals and as representatives of ON Semiconductor. We are a performance-based Company committed to profitable growth, world class operating results, benchmark quality and delivering superior customer and shareholder value. By putting our core values of integrity, respect and initiative into action, we each do our part in making our Company a great place to work. DUCTION INTEGRITY We mean what we say and we say what we mean. Our Company has set high standards for our products and individual conduct. Our reputation depends on the highest standards of ethical behavior. We are accountable for delivering our commitments on time with the highest quality. We address issues objectively, using facts and constructive feedback in a work atmosphere where we do not fear open discussion or questions. When a decision has been made, we work to support it. We comply with all legal requirements and hold ourselves to the highest standards of ethical conduct. RESPECT We treat each other with dignity and respect. We share information and encourage different views in an open and honest environment. We draw out the best in each other, recognizing that diversity of backgrounds and experience are key strengths. We all win when we support each other. INITIATIVE We take informed risks, while making fact-based decisions. If a problem exists, we see it through to rapid resolution. We value people who demonstrate a positive, “can-do” attitude, while collaborating to win. We work intelligently, with a sense of urgency, while always maintaining our commitment to comply with applicable laws, regulations and standards. Each of us is expected to demonstrate these core values in our roles at ON Semiconductor. These values apply equally to us all-employees and directors alike.

Purpose of Our Code of Business Conduct

Our Code is a guide to help us adhere to our Company’s high ethical standards—and our own. It summarizes many of the laws that apply to our jobs at ON Semiconductor. It also describes the ethical values we share. Of course, complying with the law is only one part of an ethical culture. We must also do business in a way that is consistent with our core values. Our Code is not a contract. It does not cover every situation that we might encounter in our daily business. Instead, our Code highlights key issues and identifies policies and resources to help us make successful decisions for ourselves and for ON Semiconductor. We have a responsibility to know and follow all Company policies and procedures, including those referenced within our Code. For access to policies and procedures referenced in this Code, please visit ethics.onsemi.com.

Responsibility and Accountability

As employees and directors of ON Semiconductor, we each have a personal responsibility to read and abide by our Code and the law. Wherever we do business, we are expected to comply with all applicable laws, rules, regulations and standards. If a conflict exists between our Code and local law, follow the more stringent standard or seek guidance before acting. If you have any questions or concerns about suspected unlawful or unethical acts, check with your supervisor, your Compliance and Ethics Liaison (“CEL”) or the Chief Compliance and Ethics Officer (“CCEO”). If you are aware of an actual or potential violation of our Code or the law, you should promptly report it to your supervisor, your CEL or the CCEO. You may also report your concerns to any member of the Law or Human Resources Departments. If you prefer to report your concerns anonymously- where allowed by local law—you can submit a report using the Compliance and Ethics Hotline (“Ethics Hotline”). If you are a manager who receives such a report, you should immediately notify the appropriate CEL, the CCEO, or the Law or Human Resources departments. In addition, ON Semiconductor is a member of the Electronic Industry Citizenship Coalition (EICC). Our membership means we strive to comply with the EICC Code of Conduct, available at http://www.eicc.info/eicc code.shtml. In particular, management and operations personnel are expected to review and understand the EICC Code of Conduct.

Additional Responsibilities of Managers

All of us have a duty to report suspected violations of our Code and the law. However, those of us in leadership roles have an added responsibility to prevent violations of our Code from occurring. Managers are expected to perform according to our standards of ethical conduct, in both words and actions. If you are a manager, you are responsible for promoting open and honest communications. You must be a positive role model by showing respect and consideration for each of your associates. You must also be diligent in monitoring, reviewing and preventing unethical or unlawful conduct at ON Semiconductor. Detecting and deterring Code violations are key responsibilities in your role.

Audits, Investigations and Disciplinary Action

Our Company investigates all reports of actual or suspected misconduct. Reported information will be treated as confidential, to the extent permitted by local law. Our CCEO may also perform audits of compliance with our Code, as necessary. Violations of our Code and/or the law will lead to disciplinary action, up to and including termination.

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How to Get Help

Seeking guidance and reporting concerns are important parts of maintaining our ethical culture. If you have questions about our Code, Company policies or the law, you should first consult your supervisor or manager. If you are uncomfortable discussing the issue with a supervisor or manager, consult with another member of management. You may also contact Human Resources, your CEL, the CCEO or the Law Department. If you are not aware of who your CEL is, please contact Human Resources or the Law Department. Directors with questions about our Code should consult the Board of Directors, its Chairman, the CCEO or the Law Department. Our open door policy gives us the freedom to approach any level of management with our concerns. Our Company has also established the Ethics Hotline, which can be accessed by telephone or online. When using the Ethics Hotline, you can request to remain anonymous, where allowed by local law. All reports made in good faith will be treated promptly and professionally, and without risk of retaliation.

GET HELP Core Values The right thing to do is notaiways perfectly clear. If you are ever in a situation where you are unsure of the right thing, or doing the right thing is difficult, remember our core values. Does my action reflect ON Semiconductor’s core values of integrity, respect and initiative? To ON Semiconductor directors and employees? To customers? To business partners, competitors and shareholders? To the government? To the public? If you wouldn’t want your action to appear in the media, it’s probably not the right thing to do.

Reporting Concerns

The Ethics Hotline is available by phone toll-free, 24 hours a day, seven days a week. Translators are available in all languages ON Semiconductor employees and directors speak. Alternatively, questions and reports may be made to the Ethics Hotline online at the web address listed below. Keep in mind that using the Ethics Hotline is subject to local laws and regulations. We have a responsibility to report, in good faith, any situation in which we believe that an individual working on our Company’s behalf is violating our Code, policy or the law. If you witness an actual or potential violation, reach out to any of the following: YourCEL The CCEO Any member of the Law or Human Resources Departments Your supervisor The Ethics Hotline ETHICS HOTLINE U.S., Bermuda or Puerto Rico: 1-800-243-0186 Japan (one of the following, depending on service provider): 00531-11-4799 0066-33-801240 0034-800-900112 All Other Locations AT&T country access code* + 800-243-0186 if you are dialing from an analog telephone AT&T country access code + ## 800-243-0186 if you are dialing from a digital telephone Online https://onsemi.a lertline.com/gcs/welcome * See Addendum to this Code for a list of access codes by country. CCEO direct phone: 1-602-244-5226 The Ethics Hotline can be accessed in countries where we have a significant presence, except for France and Germany. Use of the Ethics Hotline in those two countries (and others, as necessary and appropriate) will be reviewed on a continuous basis in light of local laws and practices. Any changes to procedures governing the use and operation of the Ethics Hotline will be communicated to all employees. If you are unsure whether you have the most current information regarding the Ethics Hotline, please check with the CCEO, the Law Department or your CEL for the latest update. If you are a supervisor and receive such a report, you should immediately notify the appropriate CEL, the CCEO or the Law or Human Resources Department.

Retaliation

Acts of retaliation against anyone who raises a concern in good faith will not be tolerated. Raising a concern “in good faith” means that the information you have provided is complete and accurate, and you believe it to be true. Any person who takes any action in retaliation against you for making a good faith report will be subject to disciplinary action, up to and including termination. Likewise, making reports you know to be false is also unacceptable, and may subject you to disciplinary action.

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SHAREH

Shareholders At ON Semiconductor, we preserve the integrity of our assets, information and filings for the benefit of our shareholders. Protecting ON Semiconductor Assets We owe it to our Company and our shareholders business purposes. Any personal use of ON to safeguard Company assets entrusted to Semiconductor telephones, computers or other us. We must protect these assets from loss, equipment must comply with our Company’s damage, misuse or theft. This includes our policies, funds, products and network and computer systems. We must use them only for lawful OLDERS Q I have worked on the same team at ON Semiconductor for several years now, and my co-workers and I are quite close. However, I suspect that one of my co-workers may be stealing from our Company. At first, I noticed her pocketing some items from our supply closet—some binders and a box of pens. I didn’t say anything at the time, because I didn’t think it was a big deal. Now I am noticing that product counts are off and larger items are going missing. I can’t say for sure that she’s stealing them, but I have a feeling she might be. Should I report my suspicions, even if I’m not certain? A Yes. While taking a few small items from the workplace doesn’t seem like much, it still violates our Code. Our Company stocks our common areas and break rooms for us to enjoy while at work—not to take home for personal use. Even if your co-worker is not responsible for the missing products and on-site items, it is important to report her behavior to your supervisor or CEL. That way, your co-worker can receive help, if needed, and our Company can avoid incurring much larger losses. Remember that you will not face retaliation for reporting your concerns in good faith. 10

Confidential and Proprietary Information

We all have a duty to safeguard our Company’s confidential and proprietary information. We must mark such information accordingly, store it securely and limit access to those who have a business need to know it. This applies to third parties, as well as our fellow ON Semiconductor employees. In addition, we must take care not to discuss such information in public places where others may overhear. Confidential and proprietary information includes: Technical data Engineering processes Designs Specifications Processes Manufacturing Financial information Human resources and medical information Sales and marketing strategies Management changes Quality control Information provided to us by third parties on a confidential basis Other sensitive information related to our business If you have a business need to disclose confidential and proprietary information to a third party, that third party must sign a nondisclosure agreement before receiving this information. We have a duty to protect such information at all times. In fact, our duty continues even after our employment ends. For additional information, please refer to our Disclosure Policy, Acceptable Computer Use Policy, Protection of Proprietary Info Policy and Electronic Communications Content Policy. Please ask your manager or supervisor if you are not sure where to find those policies. See also the “Crossing National Borders” section of this Code regarding additional disclosure restrictions.

11 Q In my role at ON Semiconductor, I have helped develop and implement new engineering processes that have improved the way we do business. I am proud of my contributions in this area, and would like to recommend these processes as a consultant for other companies. May I do this? A No. Engineering and other processes are considered our Company’s confidential proprietary information, and must not be shared outside of ON Semiconductor. Disclosing this information to third parties can damage our reputation and competitive standing. If you have any questions about what may be considered confidential proprietary information, consult the CCEO or the Law Department before sharing. In addition, if you are considering outside employment, see the “Conflicts of Interest” section of this Code for more information.

Social Media and Internet Use

As part of our commitment to protecting confidential proprietary information—such as customer information, product information, trade secrets and other information not generally made available to the public due to its sensitive nature-we must exercise caution when using social media. Such media include internet chat rooms, message forums and social networking sites like Facebook, MySpace, Twitter or LinkedIn. While our Company does not seek to limit our personal or professional interactions on such sites, we are expected to conduct ourselves appropriately in accordance with ON Semiconductor standards. This means we must never disclose confidential proprietary information through our use of these sites. We must also ensure that we do not attribute our personal opinions to our Company. Never post inappropriate or offensive material, or material that violates our Company policies while representing ON Semiconductor. Examples of unacceptable messages attributed to or affiliated with our Company include: Disparaging or slanderous remarks about ON Semiconductor or its directors, employees or stakeholders Disparaging or slanderous remarks about our competitors Statements based on race, creed, color, age, gender, physical handicap or sexual orientation Statements about our Company’s products or services that are inaccurate, misleading or untrue These same guidelines apply to postings made on our Company intranet. For more information, please see our Electronic Communications Content Policy and related policies. If you are unsure about where to find this policy, please ask your manager or supervisor.

Q I frequently participate in a number of social networking sites, where I indicate that I’m an employee of ON Semiconductor. I never use Facebookor LinkedIn while at work, and rarely talk about my job. Recently, after lengthy negotiations, I secured a large new contract with a well-known organization for our Company. I posted on my Facebook that my hard work had paid off, and that I finally closed the deal with this organization. I also noted the organization by name, since they are publicly held, and my Facebook account is private. Is this okay? A No. While engaging in social media can be a great way to create opportunities for our Company, we must never reveal ON Semiconductor’s confidential and proprietary information to people without a business need to know it. Even if your account settings on social networking sites are set to “private,” chances are you are still sharing information with many people who don’t have a business need to know it. By identifying yourself as an employee at ON Semiconductor, and disclosing a new deal that has not yet been made public, you are putting yourself and ON Semiconductor at serious risk. This information could be considered “inside information,” which would violate securities laws in addition to our Company’s Insider Trading Policy and Disclosure Policy. If you disclose confidential Company information through social media or networking sites, delete your posting immediately and report the disclosure to your supervisor or CEL. For more information about what constitutes inside information, please see the following section.

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Inside Information and Securities Trading

Through our work at ON Semiconductor, we may come across information about our Company or another publicly traded company that is considered inside information. “Inside information” is material, nonpublic information that an investor would consider important when making the decision to buy, hold or sell stock. Some common examples of inside information include: Unannounced acquisitions or divestitures Nonpublic information about our Company’s financial results Pending or threatened litigation Significant new product developments Changes in senior management We are not allowed to trade in securities or similar investments based on inside information. Doing so is called “insider trading,” and is against the laws of many countries in which we do business. We must also avoid “tipping” others—or providing inside information to them so that they can to make an investment decision based on inside information. Tipping is also illegal under insider trading laws. For more information, please see our Insider Trading Policy. If you have any questions about trading in ON Semiconductor stock, please contact the Law Department before you conduct any securities transactions.

Q I am an analyst at ON Semiconductor. Recently, an expert network has invited me to speak to some of its clients regarding our Company’s business and the industry in which we compete. I won’t receive compensation for the event, but it will be a great opportunity for me to build my public profile and make some connections that could benefit our Company. I may be asked to share some information that is generally considered confidential in our industry, but the group I am speaking to is very exclusive. What should I do? A Before accepting an invitation to speak on behalf of an expert network, you should seek approval from the CCEO or the Law Department. In addition, you should contact the Media Relations department before accepting public speaking engagements involving the Company. We must always be careful not to speak publicly about ON Semiconductor or its products when not designated by our Company to do so. Releasing confidential information to the public is always a violation of our Code, whether it occurs within or outside of our Company. It may also have insider trading implications, as some confidential information may also be considered inside information. Even though you are not receiving compensation for this engagement, it may still violate several aspects of our Code and the law. 14

Accuracy of Company Records

Our Company records form the basis for our financial reports and other public disclosures. Therefore, honest and accurate recording and reporting of information is crucial to making responsible business decisions. This includes business data, such as quality, safety and personnel records, as well as all financial records. As a public company, it is essential that the information we submit in our Company records is complete, timely, accurate and understandable. Incomplete or untimely records can damage our Company’s reputation, and subject ON Semiconductor and the individuals involved to legal liability. All of our financial books, records and accounts must accurately reflect transactions and events. We must never make false or artificial entries. Further, we must always follow required accounting principles, as well as our Company’s internal controls. For example, when a payment is made, it can only be used for the purpose spelled out in the supporting document. If you suspect any accounting or auditing irregularities or fraud, you should report them immediately.

Providing Financial Information

At times, we may be called upon to provide information for our public reports. Our Company expects us to take this responsibility very seriously. In doing so, we must provide prompt and accurate answers to inquiries related to our public disclosure requirements. Remember that obtaining and providing complete and accurate business and financial information is crucial for us to comply with the law. For more information, please see our Disclosure Policy.

Special Responsibility

The Finance Department, certain Company officers and the directors of ON Semiconductor have a special responsibility to promote integrity within our Company. They are expected to ensure the accuracy and completeness of the public disclosures our Company provides. Because of this special role, the following individuals are required to know and understand the financial disclosure laws that apply to their work: Each member of the Board of Directors The principal executive officer The principal financial officer The principal accounting officer or controller, or persons performing similar functions, Each member of the Finance Department of ON Semiconductor Corporation and each of its subsidiaries

Violations of financial disclosure laws will be viewed as a severe offense that may result in disciplinary action, up to and including termination. This includes failing to report potential violations by others. If you believe that a violation has occurred, contact the CCEO or the Law Department. If you prefer to report on an anonymous basis, where allowed by law, you may submit a report to the Ethics Hotline. Remember, it is against Company policy to retaliate against anyone who makes a good faith report of violations.

Q One of my responsibilities at ON Semiconductor is entering customer order information. Recently, my manager asked me to make some adjustments to an order. Specifically, she told me to accelerate the recorded shipping date in order to boost this quarter’s sales. It didn’t seem normal to me, but I did as I was told. I shouldn’t question my manager in this situation, should I? A Yes, you should. If something doesn’t seem right to you—even if your manager is the one asking you to do it—you should report the situation to a resource with which you feel comfortable. In this case, your manager may be asking you to improperly record a customer order. This action compromises the integrity of our records, and could put ON Semiconductor—as well as you and your manager—at risk of legal liability. By making a report, you are doing the right thing for yourself, for ON Semiconductor and for our shareholders. Recording and Retaining Business Communications

At times, our business records and communications may become public. This can happen through litigation, government investigations or the media. In addition to ensuring our records are clear, truthful and accurate, we must also maintain their professional appearance. Avoid exaggeration, colorful language, guesswork, legal conclusions, derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including email and informal notes or memos. Records should always be managed in accordance with our record retention and management policies. On occasion, you may receive notice that documents you manage are needed in connection with a lawsuit or government investigation. If you receive such notice, you must not attempt to alter, conceal or destroy the relevant information. If you are unsure as to what information is relevant, contact the Law Department. For more information, please see our Record Retention/ Destruction Policy. Please ask your supervisor if you are unsure about where to find this policy.

EMPLOYEES & DIR OFONSEMICOND

Employees and Directors of ON Semiconductor At ON Semiconductor, we respect each other’s dignity. Constant Respect

As a global company, we value the diversity of individuals from around the world. Our Company understands that it takes a variety of opinions, ideas, beliefs and practices to be successful. We embrace these differences, and treat each other with respect and fairness at all times. In doing so, we embody the core values upon which our Company operates. ECTORS UCTOR In addition, ON Semiconductor does not tolerate discrimination. We only make employment decisions based on qualifications, talents and achievements—not on characteristics protected by law. Such characteristics include, but are not limited to, race, religion, color, national origin, sex, age, disability, marital status, sexual orientation or any other legally protected trait. We comply with applicable laws, regulations, standards and rules wherever we do business. This includes discrimination, child labor and wage and hour laws.

Harassment

Respecting each other as individuals also means we do not engage in harassing behavior. Harassment may be sexual or nonsexual in nature. It can be verbal, physical or visual, and its definition may vary from country to country. At ON Semiconductor, however, harassment is any conduct that has the purpose or effect of creating an intimidating, hostile or offensive environment. Common examples of harassment include: Derogatory comments, slurs or name-calling Unwelcome sexual advances Offensive or derogatory displays or gestures Assault, bullying, intimidation or unwanted touching Regardless of the form it takes, abusive, harassing or offensive conduct is unacceptable at ON Semiconductor. If you are uncomfortable with a co-worker’s conduct, you are encouraged to speak up. You may report harassment to your supervisor or CEL, submit a report to the Ethics Hotline or contact the CCEO. Keep in mind that ON Semiconductor will not tolerate any act of retaliation against you for doing so.

Q Recently, my country of origin has been prominent in the news for its political struggles. Some of my co-workers have respectfully asked for my thoughts on the matter, which doesn’t bother me. However, one co-worker has been making insensitive comments about my culture and stereotyping me based on what he’s heard. When I don’t respond to his insults, he says worse things. When I threaten to tell our supervisor, he tells me it’s all in good fun and that I should lighten up. I feel like I can’t win. What can I do in this situation? A Your co-worker is harassing you, and it’s putting you in an uncomfortable situation at work. You have already told your co-worker that his behavior is unacceptable—now you should take action and tell your supervisor, or another resource with which you feel comfortable. Don’t let the offending co-worker talk you out of reporting his behavior. ON Semiconductor does not tolerate derogatory comments or bullying in the workplace, and will take appropriate action in all cases of harassment. Safety and Health

Our Company is committed to keeping our workplaces free from hazards. We are each responsible for maintaining a safe work environment. We do this, in part, by following all safety and health rules and practices in place. When accidents or injuries occur, we have a responsibility to report them. The same applies to equipment, practices or conditions we believe are unsafe. If you suspect a potential health or safety issue, reach out to your local health and safety representative, or the Chief Environmental Officer. A safe, healthy environment is one that is also free of violence. We must never act in a way that is threatening or intimidating. Any violent or threatening behavior should be reported immediately to a supervisor or Human Resources. If you or your co-workers are in immediate danger, contact the local authorities. Finally, each of us must report to work free from the influence of any substance that could prevent us from doing our jobs safely and effectively. Working under the influence of drugs or alcohol creates risks for us and our fellow co-workers. Therefore, we may not possess, distribute or be under the influence of alcohol, illicit drugs or improperly used prescription medication while on Company premises, or when conducting Company business.

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CUSTOMERS & CONSUMERS ^

Customers and Consumers ON Semiconductor exists to meet and exceed our customers’ expectations. Product Quality and Safety

We maintain our Company’s valuable reputation by producing safe, quality products. We do so by following all quality processes and safety requirements in place in the locations where we work. We also comply with all applicable standards and regulations on the development, manufacture, sale and distribution of our products. We damage our good name if we ship products or deliver services that fail to live up to our Company’s high standards. If you have any questions or concerns relating to product quality and safety, you should consult your supervisor or the Quality Department.

Q I am an operator in one of our manufacturing facilities, and I’ve noticed some irregularities in our equipment that may cause the production of defective products. I have suggested to my supervisor that we shut down the equipment for a maintenance check, but she said that it would not be necessary for another year. Our products do not seem to be affected yet, but I fear that ignoring the problem will inevitably lead to inconsistent quality-or worse, unsafe products. Should I continue to push the issue? A Yes. Compromising product quality or safety in anyway hurts us and our customers. If you observe or suspect hazardous conditions or equipment malfunctions, you have a duty to speak up. If your supervisor does not properly handle your request, you should report the issue to your CEL, the Ethics Hotline or the CCEO. It is important that this machinery is examined for potential damage or malfunction in order to ensure the quality and safety of the items we produce.

Sales and Marketing

We build long-term relationships with our customers through honesty and integrity. Therefore, our marketing and advertising is always accurate and truthful. We never issue deliberately misleading messages or omit important facts about our products or services. In addition, we do not make false or disparaging claims about our competitors’ offerings. We deal fairly with our customers, as well as our suppliers and other business partners. We only obtain business legally and ethically. Bribes or kickbacks are never acceptable. For additional information about customer gifts, travel and entertainment, see the “Conflicts of Interest” section of this Code.

Customer Confidential Information

We protect the private information of our customers and consumers just as carefully as our own. Only those who have a business need to know confidential information should have access to it. Never misappropriate or misuse such information. For more on this topic, see the “Confidential and Proprietary Information” section of this Code.

Government Customers

When dealing with government customers, it is important that we abide by the laws, regulations and procedures that apply to government contract work. Such laws generally put strict limits on gifts, entertainment and travel offered to government officials. They also often apply to the hiring of current or recently retired officials and their families. Further, these laws govern any conduct that may create, or appear to create an improper influence. Many other laws strictly govern accounting and billing practices applied to the fulfillment of government contracts and subcontracts. We take care to follow all such laws, complying with all of the legal and contractual obligations that apply to us worldwide. When we use suppliers or subcontractors to fulfill our commitments, we communicate these same requirements to them. If you deal with government officials and contracts, you are responsible for knowing and complying with applicable laws and regulations. If you have any questions, please consult your supervisor or the Law Department.

BUSINESS ..”„.

Business Partners Building quality relationships with other like-minded companies gives ON Semiconductor a competitive advantage. Doing Business with Others

We only conduct business with partners who enhance our reputation and add value for our shareholders. To this end, we seek to do business with companies whose values are similar to our own. We do not work with third parties who act in illegal or unethical ways. We expect our business partners to comply with local environmental, employment, safety and anti-corruption statutes. ON Semiconductor business partners are also expected to follow our Code. AGENTS AND CONSULTANTS Our dealers, distributors, agents, finders and consultants are paid reasonable fees and commission rates. This means that the value of the product received, or the work actually performed, is compensated fairly and without bias. We do not pay commissions or fees that we have reason to believe are or will become bribes.

D ARTNERS SUBCONTRACTORS Subcontractors play a vital role in fulfilling many of our contracts. The subcontractors we choose must preserve and strengthen our reputation by acting consistently with our Code.

JOINT VENTURES AND ALLIANCES ON Semiconductor only partners with companies that share our commitment to ethics. Q I maintain relationships with several ON Semiconductor suppliers. I recently learned that one such supplier is under investigation for the improper disposal of hazardous materials. I then researched publicly available information and found that this particular supplier has been fined for similar practices in the past. I think it could be very damaging for our Company to continue this business relationship. What should I do? A Your concerns are valid. It appears that this supplier has a history of behaving illegally and unethically. You are encouraged to report your findings to the head of Global Supply Chain, your CEL, the Ethics Hotline or the CCEO to help ON Semiconductor fully investigate the matter. If this supplier is in fact guilty of violating environmental safety laws, its litigation could have a significant impact on our Company. After reviewing the facts, ON Semiconductor can decide whether to terminate the business relationship. In any case, you are doing the right thing by bringing your concerns forward. 24

Purchasing Practices

We make purchasing decisions based solely in the best interests of our Company. Suppliers win our business because of the quality of their products or services, prices, delivery and quality. We document all purchasing agreements and similar commitments. Those of us with purchasing responsibilities must also clearly identify all of the following: The services or products to be provided The basis for earning payment The applicable rate or fee Keep in mind we only make payments that are equal to the services or products provided. Actual or potential bribes will not be tolerated.

Business Partner Confidential Information

We protect business partner information that is sensitive, privileged or confidential just as we do our own. Confidential information should be shared only with those who have a legitimate business need to know it. In addition, we expect our business partners to protect the confidential information we provide them.

COMPETITORS

Competitors We compete aggressively and with integrity.

Competitive Information Our Company recognizes the value in obtaining information about our competitors. However, we must only use lawful and ethical means to gather such competitive information. This means that we never: Steal proprietary information Obtain trade secret information without the owner’s consent Ask past or present employees of our competitors to share their companies’ confidential information Misrepresent our identities or intentions to gain access to nonpublic information If you come across the trade secrets or confidential information of another business, you should report it to your supervisor immediately. Do not use or disclose it to others. If you have questions about whether information gathering is legal or ethical, please contact your supervisor, CEL, the CCEO or the Law Department. You may also submit your questions using the Ethics Hotline.

27 Q I recently attended an industry conference where representatives from many of ON Semiconductor’s competitors were present. The conference was held at a luxury hotel and resort across the country from where I work. When I went to the business center to print out my boarding pass for the returning flight, I overheard a few people discussing new product developments. I realized that they all worked for one of ON Semiconductor’s major competitors, and had no idea who I was. The information I overheard could be very useful for ON Semiconductor. What should I do? A If you find yourself in a situation in which competitive information is being disclosed, don’t sit and listen. Chances are, the information is confidential and you are not supposed to overhear it. Let the other parties know that you inadvertently heard them, and that they should resume their conversation in private. When you return from the conference, report the situation to your supervisor or CEL for documentation. Most importantly, if the information was confidential, do not use or share the information you overheard. Doing so is unethical, and may be illegal.

Fair Competition and Antitrust

We comply with the “competition” or “antitrust” laws of the many countries where we do business. Competition laws exist to preserve free trade in the marketplace. They allow consumers access to quality products and services at fair prices. These laws are complex and vary from country to country. They generally prohibit entering into formal or informal agreements with competitors that restrict trade. These include: Allocating or limiting customers, contracts, territories, or products and services Setting prices or terms of sale Limiting production or research and development Refusing to conduct business with, or “boycotting,” a customer or supplier Standardizing the features of available products or services Refraining from selling or marketing certain products or services Attempting to monopolize or eliminate competition It is important to note that even the appearance of an agreement between competitors could violate competition laws. Exercise caution when attending trade associations, or other meetings and events where ON Semiconductor competitors may be present. If a representative of a competitor attempts to discuss any of the above topics with you, stop the conversation immediately. Make it clear that you are not participating in any agreement with this competitor. Then, promptly report the incident. If you have questions about competition laws, and how they apply to your work, please consult the CCEO or the Law Department.

COMMUNITY

Communities ON Semiconductor is a responsible citizen in all the communities where we do business. Community Service

We serve society by providing life-enhancing products and services at a fair price. In addition, we actively support the communities where we operate. Our Company provides generous financial and voluntary support to a multitude of community programs. We believe that giving back to our global communities strengthens our ethical culture, and makes ON Semiconductor a better place to work. To learn more about Company-sponsored programs and volunteer opportunities, please contact your local Employee Activity Committee or Human Resources.

Personal Community Activities

In addition to the many programs and organizations ON Semiconductor supports, our Company encourages us to contribute to causes that are important to us as individuals. We are each free to support community, charity and political organizations and causes of our choice. However, we must make it clear that our views and actions are not those of ON Semiconductor. We must ensure that our outside activities do not interfere with our job performance or harm our Company’s reputation. If you choose to support an organization or cause, you may not pressure fellow co-workers to support or contribute to this cause. This is true whether the cause is political, religious or charitable in nature. In addition, never attempt to influence another ON Semiconductor employee or director to share or express your views.

ON Semiconductor Political Activities

ES Participation in political activities is a very sensitive and complex area. Strict laws govern our political activities as a company. Therefore, we may not make any political contributions in our Company’s name without approval from the CCEO or the Law Department. In addition, we may not use our Company’s name, funds, property, equipment or services to support political parties, initiatives, committees or candidates. Lobbying activities or government contacts on behalf of our Company-other than for sales purposes-should be coordinated with the CCEO or the Law Department.

Environment

We respect the environment in which we live and work. This means, in part, that we comply with all applicable environmental laws in all countries where we operate. Our Company is also committed to protecting our environment by minimizing the impact of our operations. We operate our businesses in ways that foster sustainable use of the world’s natural resources. As employees and directors of ON Semiconductor, we support this commitment by complying with our Company’s environmental policies and programs. If you suspect hazardous materials are entering the environment, or are improperly handled or discarded, promptly notify your local EHS representative. You may also contact the Chief Environmental Officer, your CEL or the CCEO or report the matter using the Ethics Hotline.

Q I work in an ON Semiconductor manufacturing facility where I come into contact with hazardous materials. Our Company has very clear procedures outlined for the handling of these materials. However, when I stepped outside on my break yesterday, I witnessed two of my co-workers dumping these materials directly into a dumpster instead of following protocol. I can’t imagine why they would do that. Should I tell someone? A Yes, you should report what you observed immediately. What your co-workers are doing is not only dangerous, it is against the law. Hazardous materials are strictly regulated and must be disposed of properly. Doing otherwise puts our environment, our surrounding communities and our Company-including our fellow employees—at risk.

Communicating with External Audiences

It is vital to our culture and operations that we at ON Semiconductor speak with one voice. Doing so ensures professional and consistent communications across the globe. For this reason, only designated spokespersons are approved to respond to or communicate with outside parties—namely members of the media, industry analysts, financial analysts and investors. By having these spokespersons on hand, we avoid having our words taken out of context by reporters or other members of the media or other external organizations. If you receive a request from the media for information, for an interview or to author a technical article or present a paper, you should forward the request to a member of the Media Relations team, who will handle the request or provide support and guidance. Similarly, requests from financial analysts and shareholders should be forwarded to Investor Relations. When it comes to external communications, we are each responsible for complying with our Disclosure Policy. We are expected to cooperate with requests for information from government agencies and regulators. The information we provide them must be truthful and accurate. Never alter or destroy documents or records in response to an investigation or other lawful request. You should also consult with the CCEO or the Law Department before responding to any non-routine requests. If you are in doubt, ask one of the resources available to you for guidance.

Q I am an ON Semiconductor employee. In my spare time, I contribute to an industry-related blog, where I predict and discuss changes in the market as well as advancements in research and development. I am careful not to share any of ON Semiconductor’s confidential and proprietary information, basing my contributions solely on publicly available information. I was contacted by a journalist regarding ON Semiconductor’s involvement in pending litigation. I happen to know that these allegations are false. I responded to the journalist to let her know this, and also to let her know that I do not appreciate her contacting me personally regarding my Company. Do I need to tell anyone about this? A Yes, you do. Neither your participation in social media nor your correspondence with the journalist was appropriate. First, before posting any information or comments to a social media site or blog that relate to Company business or products, employees must first have their proposed comments reviewed and approved by the Media Relations department. Second, if a member of the media contacts you directly to ask questions about ON Semiconductor, you should not respond. You should explain the circumstances that lead up to this journalist contacting you as well, so that ON Semiconductor can ensure you are acting within our Disclosure Policy and related policies. Responding to this journalist without being authorized to do so allows the possibility for misinformation. When in doubt, ask before acting. For additional information on the appropriate use of social media, please see the “Social Media and Internet Use” section of this Code. 32

Governments

Governments We comply with the laws of the countries in which we operate. Anti-Corruption Laws

We must abide by all anti-corruption laws everywhere we do business, without exception. This includes the U.S. Foreign Corrupt Practices Act (“FCPA”), which applies to our businesses globally, and other similar applicable anticorruption laws in each country where we do business. Anti-corruption laws, in general, prohibit offering or paying anything of value—including cash, gifts, travel, meals and entertainment—to any government official to influence the performance of official functions and to retain or obtain business. Government officers or employees at any level— including MENTS employees of labor unions, political parties, and state-owned or state-controlled enterprises, as well as candidates for public office—may be considered “government officials.” We must also ensure that our distributors, agents, consultants and other business partners refrain from engaging in corrupt practices on our behalf. We cannot make any payment to a business partner, or any third party, if it will be used for a prohibited payment. When we engage with business partners, we do our utmost to ensure that they demonstrate high standards of ethical conduct. Many anti-corruption laws also require that we maintain accurate and transparent books and records. Every one of us, regardless of the country in which we work, must abide by these requirements, even where corrupt practices may be expected or customary. As a reminder, the Company prohibits all forms of bribery, not just bribery involving government officials. See the “Sales and Marketing,” “Doing Business with Others,” “Purchasing Practices” and “Gifts and Entertainment” sections of this Code for more information.

Q I am currently overseeing the team that is building a new ON Semiconductor manufacturing facility. Local law enforcement has halted construction, citing an expired work permit. I don’t think that this claim is legitimate, but it is the only thing keeping us from making headway on this project, so I am seeking a renewal. The law enforcement agents I’m working with have all but demanded I pay them a fee to have this permit reinstated. What should I do? A Don’t pay the agents any money until you’ve talked to your CEL, the CCEO or the Law Department. You are likely being asked to pay a bribe, which is prohibited by the FCPA and the anti-corruption laws in many of the countries in which we work. Law enforcement agents are considered government officials, and the laws that govern our interactions with them are very strict. Paying bribes to them is not just unethical-it is also illegal. By reporting the incident right away, you can receive proper guidance from ON Semiconductor’s Law Department. 34

Crossing National Borders

As a global company, we deliver our products around the world. When engaging in importing or exporting, we comply with applicable U.S. and other national and international laws, regulations and restrictions. An “export” occurs when a product, service, technology or piece of information is shipped to a citizen of another country—regardless of where they are located. It can also occur when technology, technical information or software is provided in any way-including verbally—to a citizen of another country. Before you engage in any export activity, verify the eligibility of the shipping location and recipient. You must also obtain all required licenses and permits, as well as pay all proper duties. In addition, “importing” occurs when we bring goods or services we purchase from one country into another. This activity is also subject to various laws and regulations. In particular, importing may require us to pay duties and taxes, or submit certain filings. If you travel internationally on Company business, you are subject to laws governing what you import and export. We are each responsible for knowing the laws that apply to us. If in doubt, check with the Import/Export Compliance Manager for guidance.

35 Q I am preparing a large shipment to send to another country. Prior to shipment, my customer contact tells me that, after receiving the shipment from our Company, she is responsible for delivering those products elsewhere. Specifically, she will be exporting the products to another customer, in a country I happen to know is blacklisted. This surprised me, but I didn’t say anything. After all, since our Company is not shipping the products directly to the blacklisted country, it doesn’t affect us. Did I do the right thing? A Not in this case. When in engaging in export activity, we have a responsibility to know where our products are going, and to whom they are being delivered. Since the customer told you that she intends to send this product to a country with which we are prohibited from doing business, you have knowledge of the end user. Knowing that this is occurring, and not reporting the situation immediately, make you and ON Semiconductor liable for the transaction—even if do not directly export the product.

Economic Sanctions and Boycotts

No matter where in the world we are conducting business, we have a duty to follow economic sanctions and trade embargoes. Such sanctions are typically used by countries to support foreign policy and national security. If you are unsure whether your trade activities comply with applicable sanctions and trade embargoes, you should consult the Import/Export Compliance Manager for guidance. A number of countries have also enacted laws that prohibit companies like ON Semiconductor from participating in or cooperating with an unsanctioned international boycott. It is important that we comply with all anti-boycott laws that apply to our work. If you receive a request to boycott an individual or country, report the situation to the import/export compliance manager immediately.

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CONFLICTS

Conflicts of Interest We make business decisions based on the best interests of our Company. General Guidance

When it comes to business decisions, our actions must be based on the best interests of our Company. We must not allow our personal activities, investments or relationships to interfere with those of ON Semiconductor. Such “conflicts of interest” must be actively avoided in order for us to continue to perform our jobs objectively. Many types of conflicts may arise. Below are some of the more common examples of conflict situations. Keep in mind that, while having a conflict of interest is not always a violation of our Code, not disclosing the conflict is. For this reason, you are required to disclose to your supervisor, your CEL or the CCEO any actual or potential conflict of interest.

OF INTEREST Outside Employment

Our Company recognizes that, at times, we may seek outside employment. However, we may not work for or receive payments from any competitor, customer, distributor or supplier of ON Semiconductor without prior approval. Even where approval is granted, we must take appropriate steps to separate Company and non-Company activities. Any outside work you perform must not hinder your duties at ON Semiconductor. In addition, you should never use Company property or time for any outside employment. If you are considering outside employment and are unsure about whether it needs approval, ask your supervisor, CEL, Human Resources or the CCEO. In countries where applicable, see also your Employee Handbook on this topic.

Q I have worked at ON Semiconductor for many years, and I find myself with more free time these days. I’m considering using some of the skills and knowledge I’ve acquired through my work at ON Semiconductor to offer additional services to our existing customers. I won’t conduct my personal business during work hours, and wouldn’t think of using our Company’s assets to further my own interests. May I do this? A No. Starting a side business that offers services to ON Semiconductor’s existing customer base is a conflict of interest. Receiving payments from a customer raises issues for both you and ON Semiconductor—especially if your business competes with any of the services our Company offers. Keep in mind that it is not acceptable to perform work for any third parties with whom our Company conducts business. Also remember that, by disclosing the potential conflicts before acting, ON Semiconductor can help you make the best possible decision for all involved. 38

Board Memberships

Just as with outside employment, it is important to disclose any outside board memberships. If you serve on a board of director or similar body for an outside company or government agency, you must obtain the advance approval of the CCEO, Law Department or the ON Semiconductor Board of Directors. Helping the community by serving on boards of non-profit or community organizations is encouraged, and does not require prior approval. See the Company’s Corporate Governance Principles for additional information on this topic.

Family Members and Close Personal Relationships

Conflicts of interest may also arise when we work with our relatives or close friends. In particular, we must not share a reporting relationship with relatives or close friends. Being in a situation where we are responsible for evaluating, promoting or making hiring decisions about relatives or close friends may create the appearance of favoritism or preferential treatment. If such a situation arises, disclose it to your supervisor immediately. To be clear, “relatives” include spouses, children, stepchildren, parents, stepparents, siblings, in-laws, uncles, aunts, nieces, nephews and spouses of any of the above. For more information on working with relatives, see our Policy Regarding Employment of Relatives. In addition, we must not use personal influence to get our Company to do business with a company in which our family members or friends may have an interest. If you have relatives or friends that work for a company ON Semiconductor does business with, you should let your supervisor know immediately. Be sure to discuss any difficulties that might arise, and take appropriate steps to minimize any potential conflict of interest. Further, relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect our independent and sound judgment on behalf of our Company. Remember, the important thing is to avoid even the appearance of bias. If such a situation arises, disclose the facts to your supervisor promptly.

Loans to Employees and Directors

A conflict may also arise when an employee or director, or a member of that person’s family, receives improper personal benefits as a result of their position at ON Semiconductor. When we make loans to fellow employees or guarantees of another person’s obligations for personal reasons, it may also create a conflict of interest. In fact, most loans made to directors and officers are prohibited by law. Before accepting any such loans or guarantees, seek advice from the Law Department.

Investments

Sometimes, our personal investments might affect or appear to affect our ability to make unbiased business decisions on our Company’s behalf. It is most likely to create the appearance of a conflict if we have an investment in a competitor, supplier, customer, distributor or similar party with whom ON Semiconductor conducts business. Our investment in such companies must not be so significant that they could influence—or appear to influence— our judgment on Company issues. If there is any doubt about how an investment might be perceived, it should be disclosed to your supervisor or CEL, and discussed with the CCEO or the Law Department.

Corporate Opportunities

In the course of our work at ON Semiconductor, we may come across information regarding business opportunities in which our Company may be interested. We must never pursue such opportunities for our personal benefit. Doing so can create a serious conflict. Just as we may not take an opportunity for ourselves, we may not direct others to do so in our place. In addition, we do not, directly or indirectly, buy or acquire rights to any property or materials if we know that our Company may be interested in pursuing such an opportunity.

Gifts and Entertainment

Exchanging gifts and entertainment is a common practice in many locations where we work. Appropriate exchanges can help foster goodwill between our Company and other companies or individuals with whom we do business. Gifts are not always physical objects. They might be services, favors or other items of value. Entertainment can be a meal, a sporting event or other outing that includes a representative of both ON Semiconductor and the other party. GIFTS AND ENTERTAINMENT RECEIVED BY EMPLOYEES AND DIRECTORS OF ON SEMICONDUCTOR When working in our capacity as an employee or director of ON Semiconductor, we may not accept gifts that are excessive in value. If you are offered or receive a gift of significant value, you should discuss it with your supervisor, your CEL, the CCEO or the Law Department. Where possible, seek advance approval for such gifts. Further, we do not accept bribes, kickbacks or payoffs. Accepting such improper payments from others is illegal and unethical. We do not accept entertainment that is excessive in value. In most cases, we can accept entertainment that is reasonable in the context of the business. This includes accompanying a business associate to a cultural or sporting event, or to a business meal. Speak with your supervisor, your CEL, the CCEO or the Law Department before accepting any lavish entertainment. Just as with gifts, we must not accept any form of entertainment that may affect or appear to affect our independent judgment. If accepting the entertainment might appear to influence your independent judgment on behalf of ON Semiconductor or may otherwise seem inappropriate, turn down the offer, pay the true value of the entertainment yourself or discuss the situation with your supervisor, your CEL, the CCEO or the Law Department. In some rare situations, it would be impractical or harmful to refuse entertainment or return a gift. When this happens, discuss the situation with your supervisor, your CEL, the CCEO or the Law Department. They can help you determine the best course of action to protect you and ON Semiconductor, as well as the business relationship.

41 Q A few potential suppliers have submitted proposals to our Company and I play a significant role in the selection process. One of these potential suppliers has sent me tickets to a local sporting event with a card that indicates the supplier “looks forward to future business.” I would love to take my family to this event and I don’t feel like the gift makes me biased in any way. May I accept the tickets? A Likely not. You should report the gift to your supervisor or CEL right away to determine the proper course of action. However, keep in mind that anti-corruption laws apply to even the appearance of bias. So, if you accept the gift and this supplier ends up winning the contract, it could appear as though you accepted a bribe. Another factor to consider is that the supplier would not be attending the event with you. This immediately rules out the possibility of the event having a business purpose.

GIFTS AND ENTERTAINMENT GIVEN BY OR PROVIDED BY ON SEMICONDUCTOR Some business situations call for giving gifts. Any gifts we offer must be legal, reasonable and approved in advance by a supervisor. Just as we never accept bribes, we must also never pay them. We may provide entertainment that is reasonable in the context of the business. If you have a concern about whether providing entertainment is appropriate, discuss it with your supervisor, your CEL, the CCEO or the Law Department in advance. It is important to understand that gift-giving and entertainment practices vary among cultures. Our local gifts and entertainment policies and guidelines address this. Ask your supervisor or CEL if you have one for your region. We do not provide illegal forms of entertainment, nor do we offer entertainment that violates the policy of the recipient’s government or organization. The employees of many government entities around the world are prohibited from accepting a gift or entertainment. Get prior approval from your supervisor, your CEL, the CCEO or the Law Department in each instance. See also our Travel and Entertainment Policy for additional information.

Q I am sending out holiday gift baskets to some of our valued customers this season, as a way of thanking them for their business. The baskets are modest in value, and contain multipurpose gift cards, among other things. One of our customers has a strict policy against receiving gifts of cash or cash equivalents, but I don’t want to treat this customer unfairly. What should I do? A In general, it is best to avoid giving gifts of cash or cash equivalents. In many areas in which we do business, and in some cases of employees of governments or state invested enterprises, ON Semiconductor does not permit such gifts. However, even if your location allows you to give or receive cash equivalents like gift cards, you must respect the customer’s own policies. If you are aware of the fact that our customers have policies that prohibit them from accepting certain kinds of gifts, refrain from sending those gifts. Instead, talk to your supervisor or CEL about acceptable alternatives. 42

Travel

ACCEPTANCE OF TRAVEL EXPENSES We may accept transportation and lodging provided by a supplier or other third party, so long as the trip is for a valid business purpose and is approved in advance by a supervisor. All travel accepted must be accurately recorded in your travel expense records. PROVIDING TRAVEL Unless prohibited by law or the policy of the recipient’s organization, our Company may pay transportation and lodging expenses incurred by customers, agents or suppliers in connection with a visit to an ON Semiconductor facility or product installation. The visit must be for a business purpose. Examples include an on-site visit to examine equipment, conduct contract negotiations or participate in training. In particular, records must be kept for travel by government officials that is sponsored or paid for by our Company. Any such sponsorship must be approved in advance by the CCEO or the Law Department and a Senior Vice President or above at ON Semiconductor.

Waivers of the Code of Business Conduct

Waivers are granted only in rare circumstances, after careful deliberation. If you believe that an exception to any of the guidelines set forth in this Code should be considered, contact your immediate supervisor. If your immediate supervisor agrees that an exception should be considered, he or she can seek the advice from a CEL, in consultation with the CCEO and Board of Directors, if necessary. Waivers granted to the principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or any other executive officers of ON Semiconductor, and waivers granted to its directors, will be granted only by the Board of Directors. Such waivers will be disclosed to the public as and when required by the laws and rules of the Securities and Exchange Commission and NASDAQ.

Interpretations

The CCEO, in consultation with the General Counsel, as applicable, has been designated by the Board of Directors as the person ultimately responsible for interpreting and applying the guidelines in this Code to specific situations in which questions may arise. As an ON employee, you should contact your designated CEL within your organization to raise any compliance and ethics issues related to the Code. You may also call the Compliance and Ethics Hotline on an anonymous basis (see the Reporting Concerns section at the beginning of the Code) or contact the CCEO directly.

ON Semiconductor Employee and Director Acknowledgment Form Code of Business Conduct I have read the Code of Business Conduct and I certify that: I understand the Code of Business Conduct To the best of my knowledge, I am in compliance with the Code of Business Conduct I will continue to comply with the terms of the Code of Business Conduct and the terms of any revisions made to it I will provide input and suggestions, as appropriate, to the Code of Business Conduct I understand that failure to sign this Acknowledgment Form or to comply with terms of the Code of Business Conduct could result in disciplinary action, up to and including termination of employment in accordance with local laws and regulations. I also understand that I will be expected to read and acknowledge my compliance with the Code of Business Conduct at least every two years. Name (printed) Signature Employee or Commerce ID Date

Addendum AT&T Access Codes for Selected Countries and Regions When placing calls from countries outside the United States, you must dial the AT&T Access Code before you dial the Ethics Hotline Number. Below are the AT&T Access Codes for certain countries or regions in which we operate. Please note that AT&T may change this list at any time. It is advisable to check the AT&T Access Code website at http://www.business.att.com/bt/access.jsp for code verification before placing your call. COUNTRY OR REGION AT&T ACCESS CODE Belgium 0-800-100-10 Bermuda 1-800-225-5288 Bulgaria 00-800-0010 Canada 1-800-225-5288 China—Northern region, Beijing and vicinity 108-888 China—Southern region, Shanghai and vicinity 108-11 Czech Republic 00-800-222-55288 France 0800-99-0011 or 0805-701-288 or contact your local CEL Germany 0-800-2255-288 or contact your local CEL Hong Kong—Hong Kong Telephone provider 800-96-1111 Hong Kong—New World Telephone provider 800-93-2266 Ireland 1-800-550-000 Israel—Barak provider 1-80-933-3333 Israel—Bezeq provider 1-80-94-94-949 Israel—Golden Lines provider 1-80-922-2222 Italy 800-172-444 Japan—KDDI provider 00 593-111 Japan—NTT provider 0034-811-001 Japan—Softbank Telecom provider 00-663-5111 Korea—DACOM provider 0030-911 Korea—DACOM US MILITARY provider 550-4663 Korea—Korea Telecom provider 0072-911 Korea—Korea Telecom US MILITARY provider 550-4663 Korea—ONSE provider 0036-911 Malaysia 1-800-80-0011 Netherlands 0800-022-9111 Philippines—Digitel provider 105-11 Philippines—Globe provider 105-11 Philippines—Philcom provider 105-11 Philippines—PLDT provider 1010-5511-00 Philippines—Smart provider 105-11 Romania 0808-03-4288 Singapore—SingTel provider 800-0111-111 Singapore—StarHub provider 80-0001-0001 Slovakia 0800 000 101 Switzerland 0-800-890011 Taiwan 00-801-10-288-0 Thailand 1-800-0001-33 or 001-999-111-11 United Kingdom—BT provider 0800-89-0011 United Kingdom—C&W provider 0500-89-0011 Vietnam 1-201-0288 46

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